Digital Power Reports Financial Results for the Second Quarter Ended June 30, 2007

FREMONT, Calif., August 14, 2007, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) announced today its financial results for the second quarter ended June 30, 2007.

Digital Power reported revenue of $2,536,000 for the second quarter, a decrease of 24% from $3,333,000 for the same quarter last year. The Company also reported an operating loss of $200,000 for the second quarter of 2007, compared to an operating profit of $28,000 for the same quarter last year. Digital Power reported a net loss of $196,000 for the three months ended June 30, 2007, compared to a net profit of $17,000 for the three months ended June 30, 2006.

Revenue for the six months ended June 30, 2007, was $5,278,000, a 13% decrease from revenue of $6,041,000 for the six months ended June 30, 2006. Net loss for the six months ended June 30, 2007, was $155,000, compared to a net income of $54,000 for the same period in 2006.

Commenting on the results, President and CEO, Jonathan Wax, stated: “While the second quarter was below our expectations and was dominated by a necessary $140,000 provision for obsolete inventory and sluggish sales in our commercial sector, we are clearly seeing significant activity in both our Military and Commercial sectors which included a $860,000 commercial purchase order with one customer in the Industrial Market which represents demand starting in the late third quarter of 2007 and continuing over the next twelve calendar months. In particular, we are quite pleased with customer receptivity with the new High Density 2x4 product lines and activity remains very high with the our Military, CPCI, and High Density EF series products. We are however, starting to see significant degradation in the older legacy designs that have now been available in the market place for over five years.”

Mr. Wax further stated that “we have also recently completed a new Agreement with Telkoor Telecom that we believe will allow us to achieve lower per unit costs on selected high volume products. In addition to the expected cost benefit associated with the agreement, we will now assume direct supply chain responsibility over Telkoor’s partners who support the manufacture of Digital Power purchase orders on the Telkoor product line out of the Asia. We feel this change will ultimately enhance our overall customer support, lead-time, and gross margin expectations particularly as we enter the late fourth quarter of 2007 when these higher volume product cost reductions are effectively implemented given the relevant lead-time of the products impacted by this agreement.”

Digital Power designs, develops, manufactures, markets, sells and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2007, increased activity in our military and commercial sectors and the expected cost and supply chain benefits associated with the agreement with Telkoor Telecom. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete sales, or possible delays in deployment, of products under international projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, including the timely receipt of purchase orders for such projects, quality issues, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for international projects’ (c) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing markets and technologies; (d) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (e) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (f) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (g) lower than expected demand for our products and pricing pressures on those products as a result of increased competition, consolidation within the industry; (h) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (i) the ability to manage the risks associated with and to grow our business; (j) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (k) our ability to efficiently integrate acquired businesses and achieve expected synergies; and (l) delays in the rate of acceptance of our new product initiatives in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, among other factors.

Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-KSB for the year ended December 31, 2006 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statement of Operations Data	2007	2006	2007	2006
Revenues	$2,536	$3,333	$5,278	$6.041
Operating profit (loss)	(200)	28	(175)	66
Net profit (loss)	(196)	17	(155)	54
Basic net income (loss) Per share	$(0.030)	$0.003	$(0.023)	$0.009
Diluted net income (loss) Per share	$(0.030)	$0.002	$(0.023)	$0.008

	As of June 30,
Balance Sheet Data	2007	2006
Working capital	$3,254	$3,056
Total assets	5,197	6,301
Shareholders' equity	3,406	3,223